Exhibit 10.1

Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Deutsche Bank AG, London Branch Winchester house 1 Great Winchester St, London EC2N 2DB Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Telephone: 212-250-2500

Internal Reference: [ ]

Opening Transaction

To:	Marathon Petroleum Corporation 539 South Main Street Findlay, Ohio 45840-3229 Attention: Timothy T. Griffith, Vice President of Finance and Treasurer

A/C:	[ ]

Re:	Accelerated Share Repurchase

Date:	February 3, 2012

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

This master confirmation (this “Master Confirmation”), dated as of February 3, 2012 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Deutsche Bank AG, London Branch (“Seller” or “Deutsche”), with Deutsche Bank Securities Inc. acting as agent, and Marathon Petroleum Corporation (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Supplemental Terms Notice in the form of Schedule B hereto (a “Supplemental Terms Notice”), which shall reference the relevant Supplemental Confirmation and supplement, form a part of and be subject to such Supplemental Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Supplemental Terms Notice together shall constitute a “Confirmation” as referred to in the Agreement specified below.

Confidential

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Supplemental Terms Notice evidence a complete binding agreement between Counterparty and Seller as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation and Supplemental Terms Notice relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation, each Supplemental Confirmation and each Supplemental Terms Notice supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if Seller and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for the election of Loss and Second Method, New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency).

The Transactions shall be the sole Transactions under the Agreement and shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates. If there exists any ISDA Master Agreement between Seller and Counterparty or any confirmation or other agreement between Seller and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Seller and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Seller and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement and any Event of Default or Termination Event of any Transaction or the Agreement shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, each Supplemental Confirmation and each Supplemental Terms Notice except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Supplemental Terms Notice relate, there is any inconsistency between the Agreement, this Master Confirmation, the relevant Supplemental Confirmation, the relevant Supplemental Terms Notice and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Terms Notice, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Agreement; and (v) the Equity Definitions.

1. Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation and Supplemental Terms Notice relating to any Transaction, shall govern such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	Deutsche Bank AG, London Branch

Shares:	The common stock, par value $0.01 per share, of Counterparty (Ticker: MPC)

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges.

Prepayment/Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation:

Hedge Period:	The period from and including the Hedge Period Start Date to and including the Hedge Completion Date.

Seller covenants to Counterparty that with respect to purchases of Shares by Seller or any of its affiliates in connection with its hedging activities in relation to any Transaction during the Hedge Period for such Transaction, Seller or such affiliate will use good faith best efforts to effect such purchases in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of paragraphs (b)(2), (3) and (4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) (taking into account any applicable Securities and Exchange Commission or staff no-action letters or interpretations as appropriate and subject to any delays between execution and reporting of a trade of the Shares on the Exchange and other circumstances reasonably beyond Seller’s or such affiliate’s control); provided that, Seller and its affiliates shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an affiliated purchaser pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

Hedge Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation, to be the Trade Date, subject to postponement as provided in “Valuation Disruption” below.

Hedge Completion Date:	For each Transaction, as set forth in the related Supplemental Terms Notice, to be the Exchange Business Day on which Seller finishes establishing its initial hedge positions in respect of such Transaction, as determined by Seller in its sole discretion, but in no event later than the Hedge Period End Date.

Hedge Period End Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

Hedge Price:	For each Transaction, as set forth in the related Supplemental Terms Notice, to be the volume-weighted average price per Share at which the Seller purchases Shares during the Hedge Period to establish its initial hedge of the Transaction, as determined by the Seller in a commercially reasonable manner.

Upon reasonable request by Counterparty, Seller shall provide Counterparty a report of its purchases on any day on which the Seller purchases Shares during the Hedge Period. The report will include the volume-weighted average price per Share at which the Seller purchased Shares on such day. On the Hedge Completion Date, Seller shall provide Counterparty information as to its calculation of the Hedge Price and the inputs to such calculation.

VWAP Price:

For any Exchange Business Day, the New York 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof as determined by the Calculation Agent) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 8:00 a.m. New York time on the following Exchange Business Day, on Bloomberg page “MPC.N <Equity> AQR_SEC”

(or any successor thereto), subject to “Valuation Disruption” below, or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, such VWAP Price shall be as reasonably determined by the Calculation Agent. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The average of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below.

        Forward Price

Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	The period from, and including, the Calculation Period Start Date to, and including, the Termination Date.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Terms Notice, to be the first Exchange Business Day immediately following the Hedge Completion Date.

Termination Date:	For each Transaction, the Scheduled Termination Date; provided that Seller shall have the right, from time to time, to designate any Exchange Business Day (which shall not be after the Scheduled Termination Date) on or after the First Acceleration Date to be a Termination Date (the “Accelerated Termination Date”) with respect to all, or any portion that is at least $850 million, of the Prepayment Amount for such Transaction by delivering notice to Counterparty of any such designation prior to 11:59 p.m. New York City time on the Exchange Business Day immediately following the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Hedge Period, Calculation Period, Share Termination Valuation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Hedge Period or the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone any one or more of the Hedge Period End Date and the Scheduled Termination Date (but in no event more than 9 Scheduled Trading Days in the aggregate, in which case an Additional Termination Event shall occur as set forth below), or (ii) in the Share Termination Valuation Period or the Settlement Valuation Period, the Calculation Agent may extend the Share Termination Valuation Period or Settlement Valuation Period (but in no event more than 9 Scheduled Trading Days in the aggregate, in which case an Additional Termination Event shall occur as set forth below). The Calculation Agent may, in its good faith and commercially reasonable discretion, determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price or value of Share Termination Delivery Units, as applicable, for such Disrupted Day shall not be included for purposes of determining the Hedge Price, the Forward Price, Share Termination Unit Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case (x) the VWAP Price or value of Share Termination Delivery Units, as applicable, for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares or based on transactions in the Share Termination Delivery Units, as applicable, on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) in the case of a Disrupted Day during the Calculation Period or a Settlement Valuation Period, the Calculation Agent shall determine any Forward Price or Settlement Price based on an appropriately weighted average instead of the arithmetic average described in the definition thereof. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.

If as the result of the occurrence of one or more Disrupted Days during the Hedge Period, Calculation Period, Share Termination Valuation Period or Settlement Valuation Period, as applicable, the Calculation Agent has postponed any of the Hedge Period End Date, Scheduled Termination Date, Share Termination Valuation Period or Settlement Valuation Period for 9 Scheduled Trading Days in accordance with the terms hereof, then such occurrence will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Upon reasonable request of the Counterparty, the Calculation Agent shall promptly provide to the Counterparty the calculation of the VWAP Price, for each Disrupted Day and the inputs to such calculation. In no event will the Calculation Agent be required to disclose proprietary models or positions or any information in violation of applicable laws, regulations, policies (including self-regulatory policies) or contractual obligations.

Settlement Terms:

Settlement Procedures:	If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Seller does not, and shall not, make the agreement or the representations solely related to the restrictions imposed by applicable securities laws set forth in Section 9.11 of the Equity Definitions with respect to any Shares delivered by Seller to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.

        Number of Shares

to be Delivered:	For each Transaction, a number of Shares equal to (a) the sum of the Capped Number of Shares and the Collared Number of Shares minus (b) the number of Shares delivered by Seller pursuant to “Initial Share Delivery” and “Minimum Share Delivery” below (the “Delivered Number”).

Collared Number of Shares:	For each Transaction, (a) the Collared Percentage of the Prepayment Amount divided by (b) the Forward Price minus the Forward Price Adjustment Amount;

provided the Forward Price minus the Forward Price Adjustment Amount shall not exceed the Cap Price nor be less than the Floor Price.

Collared Percentage:	For each Transaction, as set forth in the related Supplemental Confirmation.

Capped Number of Shares:	For each Transaction, (a) the Capped Percentage of the Prepayment Amount divided by (b) the Forward Price minus the Forward Price Adjustment Amount; provided that the Forward Price minus the Forward Price Adjustment Amount shall not exceed the Cap Price.

Capped Percentage:	For each Transaction, as set forth in the related Supplemental Confirmation.

Cap Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	If the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the Termination Date.

Settlement Currency:	USD

Initial Share Delivery:	Seller shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.

Minimum Share Delivery:	Seller shall deliver a number of Shares equal to excess, if any, of the Minimum Shares over the number of Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

        Minimum Share Delivery

Date:	The date one Settlement Cycle immediately following the Hedge Completion Date.

Minimum Shares:	A number of Shares equal to the Prepayment Amount divided by the Cap Price.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Hedge Period End Date and/or the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant economic terms of any such Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement and to preserve the fair value of such Transaction.

Extraordinary Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter, if (i) such dividend or distribution is not a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions and (ii) in the case of a cash dividend, the amount per Share of such cash dividend, taken together with the amount of all previous cash dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

        Early Ordinary Dividend

Payment:	If an ex-dividend date for any dividend that is not an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines in good faith are reasonably appropriate to account for the economic effect on the Transaction of such event.

        Scheduled Ex-Dividend

Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.

Extraordinary Events:

        Consequences of

        Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:

Applicable; provided that (i) Section 12.1(d) of the Equity Definitions shall be deleted in its entirety and replaced with the following: ““Tender Offer” means the commencement (in the case of a takeover offer, tender offer, exchange offer, or solicitation, proposal or other event initiated by any person other than the Counterparty) or announcement (in the case of a takeover offer, tender offer, exchange offer, or solicitation, proposal or other event initiated by the Counterparty) of a takeover offer, tender offer, exchange offer, or solicitation, proposal or other event by any entity or person that following such commencement or announcement, as applicable, would, if consummated, result in such entity or person purchasing or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 10% and less than 100% of the outstanding voting shares of Counterparty, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.” and (ii) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by adding the words

“following commencement or announcement, as applicable, would, if consummated,” after the word “that” in the fifth line thereof and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (iii) Section 12.3(d) of the Equity Definitions shall be amended (x) by replacing the words “Tender Offer Date” with “Tender Offer Date or Announcement Date, as applicable,” and (y) by replacing each occurrence of the words “Tender Offer” with “Tender Offer or announcement, as applicable,”.

        Consequences of

        Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

        Nationalization,

Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that (x) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by the replacement of the word “Shares” with “Hedge Positions”; (ii) by adding the phrase “or public announcement of” immediately after the phrase “due to the promulgation of or” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; and (iii) by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof and (y) any determination as to whether (A) the adoption of or change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

(b) Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is replaced with the following: “(v) “Hedging Disruption” means that the Hedging Party is unable, after using commercially reasonable efforts, to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions or assets (including, without limitation, stock loans and other transactions that can be used to create a long or short exposure to the Shares) that hedge, in a commercially reasonable manner, based on prevailing circumstances applicable to the Hedging Party, the equity price risk, volatility risk and dividend risk of entering into and performing its obligations with respect to the Transaction (any such transactions or assets, a “Hedging Party Hedge”) or (B) realize, recover or remit the proceeds of a Hedging Party Hedge.

        (c) Increased Cost of

Hedging:	Applicable; provided that Section 12.9(a)(vi) of the Equity Definitions is replaced with the following: “(vi) “Increased Cost of Hedging” means that the Hedging Party would incur a materially increased (as compared with the circumstances that existed on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions) (which amount of tax shall include, without limitation, any amount of tax due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position in relation to dividends) (a “Hedging Cost”) to (A) acquire, establish, re-establish, substitute, maintain, unwind or dispose of the Hedging Party Hedge or (B) realize, recover or remit the proceeds of the Hedging Party Hedge. However, any such materially increased amount that is incurred solely as a result of the deterioration of the creditworthiness of the Hedging Party shall not be an Increased Cost of Hedging.”

(d) Failure to Deliver:	Applicable

(e) Insolvency Filing:	Applicable

(f) Loss of Stock Borrow:	Applicable

                       Maximum Stock Loan

Rate:	250 basis points per annum

                (g) Increased Cost of Stock

Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Hedging Party:	Seller

Determining Party:	Seller

Additional Termination Event(s):

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and

12.9 of the Equity Definitions, Seller may elect for Section 6 of the Agreement to apply to such Affected Transaction(s).

The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions.

Relevant Dividend Period:	The period from and including the Hedge Period Start Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period

End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.

Non-Reliance/Agreements and

Acknowledgements Regarding

Hedging Activities/Additional

Acknowledgements:	Applicable

Seller Payment Instructions:	Bank of New York
ABA: 021-000-018
Deutsche Bank Securities, Inc.
A/C #8900327634
FFC: Marathon Petroleum Corporation

Counterparty’s Contact Details

for Purpose of Giving Notice:	Marathon Petroleum Corporation
539 S. Main Street
Findlay, Ohio 45840
Attention: Timothy T. Griffith, Vice President of Finance and Treasurer
Telephone: 419-421-3137
Facsimile: 419-422-4457
Email: ttgriffith@marathonpetroleum.com

Seller’s Contact Details for

Purpose of Giving Notice:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

Attention: David Sullivan
Andrew Yaeger
Telephone: 212-250-4580
212-250-2717

Email: dave.sullivan@db.com
andrew.yaeger@db.com

Calculation Agent:	Seller.

2. Additional Mutual Representations, Warranties and Covenants.

(a) Eligible Contract Participant. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b) Accredited Investor and Qualified Institutional Buyer. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment and (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act.

3. Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Seller that:

(a) The purchase of Shares by Counterparty from Seller pursuant to, and Counterparty’s entry into, each Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(b) It is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to Counterparty or the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(c) Each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of one or more accelerated share repurchase transactions to effect the Share buy-back program.

(d) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including, but not limited to, ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(e) As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and all reports required to be filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f) Counterparty shall report each Transaction to the extent required under the Exchange Act and the rules and regulations thereunder.

(g) The Shares are not, and Counterparty will not engage in a “distribution” (as defined in Regulation M promulgated under the Exchange Act) of the Shares or of any security for which the Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction. “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Share Termination Valuation Period, if any, and the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Hedge Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and

(ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Seller and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(h) As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Minimum Share Delivery Date and the Settlement Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(i) Counterparty is not, and after giving effect to any Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j) Counterparty has not and will not enter into agreements similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Relevant Period or, if applicable, or Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap.

(k) Counterparty received on or prior to the Trade Date a letter from Deutsche regarding FINRA Rule 5320 and does not object to the practices described in such letter.

4. Regulatory Disruption. In the event that Seller reasonably concludes, in its sole discretion upon the advice of counsel, that it is required under applicable laws or regulations to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Hedge Period, the Calculation Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period, Seller may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.

5. 10b5-1 Plan. Counterparty represents, warrants and covenants to Seller that:

(a) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty and Seller each acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b) Counterparty will not seek to control or influence Seller’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Supplemental Terms Notice under Rule 10b5-1.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or the relevant Supplemental Terms Notice must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

6. Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18) shall not, without the prior written consent of Seller, which consent shall not be unreasonably delayed or withheld, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period; provided that Counterparty may, without the prior written consent of Seller, purchase Shares (i) from participants in the Counterparty’s equity compensation plans that occur or are deemed to occur in connection with the payment of any exercise price or in satisfaction of tax withholding obligations or otherwise in connection with the vesting and/or exercise of any equity awards, (ii) in privately negotiated, off-market transactions that do not constitute Rule 10b-18 purchases and do not exceed 5,000,000 shares in the aggregate and (iii) through Seller on any Exchange Business Day after the First Acceleration Date so long as the number of Shares purchased on such Exchange Business Day does not exceed the lesser of (x) 3% of the daily trading volume reported on the Exchange from the open of trading on the Exchange until 3:30 p.m. (New York time) and (y) 100,000 Shares.

7. Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a) Counterparty agrees that it:

(i) will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Share Termination Valuation Period or the Settlement Valuation Period for any Transaction make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Seller following any such announcement that such announcement has been made; and

(iii) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Seller with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Seller or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Seller that such information is true and correct. In addition, Counterparty shall promptly notify Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 5 above.

(b) Upon the public announcement of any Merger Transaction, without prejudice to the provisions in Sections 12.2 or 12.3 of the Equity Definitions relating to the occurrence of a Merger Event or the announcement or occurrence of a Tender Offer or Section 8 below, Seller in its commercially reasonable discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period, any Share Termination Valuation Period and/or any Settlement Valuation Period as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such announcement or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

8. Special Provisions for Acquisition Transaction Announcements. (a) Without prejudice to the provisions in Sections 12.2 and 12.3 of the Equity Definitions relating to the occurrence of a Merger Event or the announcement or occurrence of a Tender Offer or Section 7 above, (i) if an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then (x) the Collared Number of Shares and Capped Number of Shares for such Transaction shall each be determined as if the Forward Price Adjustment Amount were equal to USD 0.00, (y) the Capped Number of Shares shall be determined without regard to the proviso in the definition thereof and (z) the Collared Number of Shares shall be determined as if the proviso in the definition thereof excluded the words “exceed the Cap Price nor” and (ii) if an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.

(b) “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(c) “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “50%” and references to “50%” being replaced by “15%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer (as modified in clause (i) of the proviso opposite the caption “Tender Offer” in Section 1 above) or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

Acknowledgments. (a) The parties hereto intend for:

(i) each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii) the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii) a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any

Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv) all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b) Counterparty acknowledges that:

(i) during the term of any Transaction, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction; provided that during the Hedge Period the Seller shall use good faith best efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases;

(ii) Seller and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to any Transaction;

(iii) Seller shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv) any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v) each Transaction is a derivatives transaction in which it has granted Seller an option; Seller may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

9. Amendments to Equity Definitions.

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the relevant Transaction”;

(ii) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will in its commercially reasonable good faith judgment determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s) to preserve the fair value of the Transaction, if any, to any one or more of:’ and clause (B) thereof is hereby amended by inserting, after ‘the Forward Price,’ ‘Cap Price, the Floor Price,’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “economic effect on the relevant Transaction”;

(iv) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(v) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

10. Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

11. Delivery of Shares. Notwithstanding anything to the contrary herein, Seller may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

12. Share Termination Alternative. If either party would owe the other party any amount pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Seller to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Seller, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Early Termination Date or date on which the Transaction is terminated (“Notice of Share Termination”); provided that if Seller would owe Counterparty the Payment Obligation and Counterparty does not elect to require Seller to satisfy such Payment Obligation by the Share Termination Alternative in whole, Seller shall have the right, in its sole discretion, to elect to satisfy any portion of such Payment Obligation that Counterparty has not so elected by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that (A) Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Seller shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control and (B) Counterparty may only so elect if Counterparty represents and warrants to Seller in writing on the date it notifies Seller of its election that, as of such date, Counterparty is not aware of any material non-public information concerning Counterparty or the Shares and is so electing in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Early Termination Date or date on which the Transaction is terminated with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative has been elected (the “Applicable Portion”):

Share Termination Alternative:

Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by Seller, that Seller shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Article 12 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Seller may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early

Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery

Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	Either (x) the value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property or (y) an appropriately weighted average of the values of such property over a valuation period reasonably selected by Seller following the relevant Early Termination Date or date on which the Transaction is terminated (the “Share Termination Valuation Period”), at Seller’s election, in each case such value or average of values to be determined by the Calculation Agent by commercially reasonable means and notified by the Calculation Agent to the parties prior to the Share Termination Payment Date.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event, Announcement Date or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

13. Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement Seller may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive Shares or Share Termination Delivery Units in accordance with Section 14, such Shares or Share Termination Delivery Units shall be delivered on a date selected by Seller as promptly as practicable.

14. Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in any Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Seller or Counterparty if the closing price of the Shares on the Exchange for any two consecutive Exchange Business Days during the period from, but excluding, the Trade Date to, and including, the First Acceleration Date is below such Termination Price, and the second consecutive Exchange Business Day during such period on which the closing price of the Shares on the Exchange is below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.

15. Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Units in respect of the settlement of such Transactions).

16. Claim in Bankruptcy. Seller acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

17.	Agreements regarding the Supplemental Terms Notice. With respect to each Transaction,

(i) Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the Supplemental Terms Notice for the Transaction. Upon receipt of the Supplemental Terms Notice, Counterparty shall promptly execute and return the Supplemental Terms Notice to Seller; provided that Counterparty’s failure to so execute and return the Supplemental Terms Notice shall not affect the binding nature of the Supplemental Terms Notice, and the terms set forth therein shall be binding on Counterparty to the same extent, and with the same force and effect, as if Counterparty had executed a written version of the Supplemental Terms Notice.

(ii) Counterparty and Seller agree and acknowledge that (A) the transactions contemplated by this Master Confirmation as supplemented by any Supplemental Confirmation will be entered into in reliance on the fact that this Master Confirmation as supplemented by the relevant Supplemental Confirmation and the Supplemental Terms Notice form a single agreement between Counterparty and Seller, and Seller would not otherwise enter into such transactions, (B) this Master Confirmation as supplemented by any Supplemental Confirmation and the relevant Supplemental Terms Notice, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (C) the Supplemental Terms Notice, regardless of whether the Supplemental Terms Notice is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (D) this Master Confirmation as supplemented by any Supplemental Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and, upon execution of any Supplemental Confirmation, each party shall be deemed to represent that it intends and agrees to be bound by this Master Confirmation as supplemented by such Supplemental Confirmation and the related Supplemental Terms Notice.

(iii) Counterparty and Seller further agree and acknowledge that this Master Confirmation, as supplemented by any Supplemental Confirmation and the related Supplemental Terms Notice, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

18. Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation, each Supplemental Terms Notice and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Supplemental Terms Notice shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

19. Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, EACH SUPPLEMENTAL TERMS NOTICE, THE AGREEMENT OR ANY TRANSACTION.

20. Offices.

(a) The Office of Seller for each Transaction is London.

(b) The Office of Counterparty for each Transaction is Findlay, Ohio U.S.A.

21. Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to any Transaction between Deutsche and Counterparty shall be transmitted exclusively through DBSI.

22. Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Seller) correctly sets forth the terms of the agreement between Seller and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to David A. Sullivan at dave.sullivan@db.com.

Yours faithfully,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Dushyant Chadha
Name: Dushyant Chadha
Title: Managing Director

By:	/s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

DEUTSCHE BANK SECURITIES INC., acting solely as Agent in connection with the Transaction

By:	/s/ David A. Sullivan
Name: David A. Sullivan
Title: Director

By:	/s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

Receipt Acknowledged:

MARATHON PETROLEUM CORPORATION

By:	/s/ Timothy T. Griffith
Name: Timothy T. Griffith
Title: Vice President of Finance and Treasurer

SCHEDULE A

Deutsche Bank AG, London Branch
Winchester house 1 Great Winchester St, London EC2N 2DB Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Telephone: 212-250-2500

Internal Reference: [ ]

SUPPLEMENTAL CONFIRMATION

To:	Marathon Petroleum Corporation Attention: Timothy T. Griffith, Vice President of Finance and Treasurer 539 South Main Street Findlay, Ohio 45840-3229

Subject:	Accelerated Stock Buyback

Date:	February 3, 2012

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Deutsche Bank AG, London Branch (“Seller” or “Deutsche”), with Deutsche Bank Securities Inc. acting as agent, and Marathon Petroleum Corporation (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Seller and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of February 3, 2012 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	February 3, 2012

Hedge Period Start Date:	February 3, 2012

Hedge Period End Date:	[***]th Scheduled Trading Day following the Trade Date

Forward Price Adjustment Amount:	USD $[***]

Scheduled Termination Date:	[***]th Scheduled Trading Day following the Hedge Completion Date.

First Acceleration Date:	[***]rd Scheduled Trading Day following the Hedge Completion Date.

A-1

***	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Prepayment Amount:	USD 850,000,000

Prepayment Date:	February 3, 2012

Initial Shares:	9,986,000 Shares

Initial Share Delivery Date:	February 3, 2012

Collared Percentage:	100%

Capped Percentage:	0%

Cap Price:	[***]% of the Hedge Price

Floor Price:	[***]% of the Hedge Price

Ordinary Dividend Amount:	USD 0.[***]

Scheduled Ex-Dividend Dates:	February [***], 2012; May [***], 2012, August [***], 2012

Termination Price:	USD [***] per Share

Additional Relevant Days:	The five Exchange Business Days immediately following the Calculation Period.

3. Counterparty represents and warrants to Seller that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

5. Each party hereby acknowledges and repeats the representations, warranties and covenants made by such party in the Master Confirmation.

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***	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Seller) correctly sets forth the terms of the agreement between Seller and Counterparty with respect to the Transaction to which this Supplemental Confirmation relates, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to David A. Sullivan by email at dave.sullivan@db.com.

Yours sincerely,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Dushyant Chadha
Name: Dushyant Chadha
Title: Managing Director

By:	/s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.,

acting solely as Agent in connection with the Transaction

By:	/s/ David A. Sullivan
Name: David A. Sullivan
Title: Director

By:	/s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

Receipt Acknowledged:

MARATHON PETROLEUM CORPORATION

By:	/s/ Timothy T. Griffith
Name: Timothy T. Griffith
Title: Vice President of Finance and Treasurer

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SCHEDULE B

SUPPLEMENTAL TERMS NOTICE

To:	Marathon Petroleum Corporation Attention: Timothy T. Griffith, Vice President of Finance and Treasurer 539 South Main Street Findlay, Ohio 45840-3229

Subject:	Accelerated Stock Buyback

Date:	[ ] 2012

The purpose of this Supplemental Terms Notice is to notify you of certain terms in the Transaction entered into between Deutsche Bank AG, London Branch (“Seller” or “Deutsche”), with Deutsche Bank Securities Inc. acting as agent, and Marathon Petroleum Corporation (“Counterparty”) (together, the “Contracting Parties”) on February 3, 2012.

This Supplemental Terms Notice supplements, forms part of, and is subject to the Supplemental Confirmation dated as of February 3, 2012 (the “Supplemental Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of February 3, 2012 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.

Hedge Completion Date:	[ ]

Calculation Period Start Date:	[ ]

Hedge Price:	USD [ ]

Cap Price:	[ ]

Floor Price:	[ ]

Minimum Shares:	[ ]

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Yours sincerely,

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name: Dushyant Chadha
Title: Managing Director

By:
Name: Lars Kestner
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.,

acting solely as Agent in connection with the Transaction

By:
Name: David A. Sullivan
Title: Director

By:
Name: Andrew Yaeger
Title: Managing Director

Receipt Acknowledged:

MARATHON PETROLEUM CORPORATION

By:
Name: Timothy T. Griffith
Title: Vice President of Finance and Treasurer

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ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Master Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Seller in writing on the date it notifies Seller of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:	A number of Scheduled Trading Days selected by Seller in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Exchange Business Day immediately following the Termination Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

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Cash Settlement Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2. Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Seller (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a) a registration statement covering public resale of the Registered Settlement Shares by Seller (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Seller, in such quantities as Seller shall reasonably have requested, on or prior to the date of delivery;

(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Seller;

(c) as of or prior to the date of delivery, Seller and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Seller, in its discretion; and

(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Seller in connection with the public resale of the Registered Settlement Shares by Seller substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Seller, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Seller and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a) all Unregistered Settlement Shares shall be delivered to Seller (or any affiliate of Seller designated by Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b) as of or prior to the date of delivery, Seller and any potential purchaser of any such shares from Seller (or any affiliate of Seller designated by Seller) identified by Seller shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for

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inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Seller (or any affiliate of Seller designated by Seller) in connection with the private placement of such shares by Counterparty to Seller (or any such affiliate) and the private resale of such shares by Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Seller, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Seller and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all fees and expenses of Seller (or an affiliate thereof) in connection with such resale, including all fees and expenses of counsel for Seller, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d) in connection with the private placement of such shares by Counterparty to Seller (or any such affiliate) and the private resale of such shares by Seller (or any such affiliate), Counterparty shall, if so requested by Seller, prepare, in cooperation with Seller, a private placement memorandum in form and substance reasonably satisfactory to Seller

5. Seller, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Seller pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Seller, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Seller, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Seller will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Seller shall return to Counterparty on that date such unsold Shares.

6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Seller, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Seller additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Seller in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Seller further Makewhole Shares until such Shortfall has been reduced to zero.

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7. Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Counterparty under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means initially, 14,000,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

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Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005

Tel 212 250 2500

February 3, 2012

Dear Valued Client,

As you may know, FINRA and certain NYSE exchanges have adopted a substantially identical Rule 5320 (the “Rule”) to consolidate, update and simplify existing rules relating to customer priority, parity and precedence. We provide this letter to provide you with information regarding certain DBSI trading practices in relation to the Rule.

Subject to our best execution obligations and rules relating to customer priority, parity and precedence, your open orders may not receive priority over principal orders handled by DBSI, unless you instruct us in writing to the contrary. There are various instances in which your orders may be handled in this manner. For instance, where we have committed capital in connection with market making activities and we have taken on as principal the risk of such position, we may trade entirely or partially out of our risk at prices which could satisfy your orders. Or, we may engage in bona-fide hedging activities at prices that may satisfy your orders.

There may be other cases in which your orders may be handled in this manner. For instance, where we use trading algorithms to execute principal orders, the algorithm may execute these orders at prices which could satisfy your open orders, for reasons having nothing to do with whether the orders were principal orders or customer orders (e.g. time of order entry, specific algorithm strategy, order parameters such as urgency of execution, or any combination of these). Likewise, in instances in which you instruct us to use our discretion in executing your order (for example, your instruction to work the order over the course of the day or subject to other parameters), we may execute principal orders at prices that would satisfy your orders.

In the event that you object to the practices described in this letter, please email us at Rule.5320@db.com (with a period between “Rule” and “5320”) so that DBSI may act in accordance with such instruction. For the avoidance of doubt, if you so choose, you may instruct DBSI not to trade on a principal basis at prices that would satisfy your open orders being handled by the relevant trading unit. We may, however, take such an instruction into account when setting pricing terms for your transactions.

Finally, please note that DBSI has significant controls designed to prevent our trading units from obtaining knowledge of customer orders handled by other trading units. As such, subject to applicable rules, DBSI trading units other than the unit handling your order may trade on a principal basis at prices that would satisfy your order, even if you provide us with the instruction described in the preceding paragraph.

If you have any questions on the information in this letter, please do not hesitate to let us know. We seek to continue to earn your trust and business.

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